UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 13, 2009

Landry’s Restaurants, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22150	76-0405386
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1510 West Loop South, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-850-1010

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 13, 2009, Landry’s Restaurants, Inc., a Delaware corporation (the “Company”), announced the completion of the offering of $295.5 million in aggregate principal amount of its 14% senior secured notes due 2011 (the “Notes”) pursuant to a purchase agreement dated as of February 4, 2009 (the “Purchase Agreement”), by and among the Company, the Guarantors (as defined below) and Jefferies & Company, Inc. The gross proceeds from the offering and sale of the Notes were $260 million. The Notes are unconditionally guaranteed on a senior secured basis as to principal, premium, if any, and interest by all current and future domestic restricted subsidiaries of the Company (each individually a “Guarantor” and collectively, the “Guarantors”) and are secured by a second lien position on substantially all assets of the Company and the Guarantors. The Notes were issued pursuant to an indenture, dated as of February 13, 2009 (“Indenture”), among the Company, the Guarantors and Deutsche Bank Trust Company America, as Trustee and as Collateral Agent. The description of the material terms of the Indenture governing the Notes included in Item 2.03 of this Form 8-K is incorporated by reference into this Item.

In addition to the Indenture, the Company and the Guarantors entered into a registration rights agreement, dated as of February 13, 2009 (“Registration Rights Agreement”) with Jefferies & Company, Inc. Under the Registration Rights Agreement, the Company and the Guarantors have agreed to use their best efforts to file and cause to become effective a registration statement with respect to an offer to exchange the Notes for notes registered under the Securities Act of 1933, as amended (the “Securities Act”), having substantially identical terms as the Notes (except that additional interest provisions and transfer restrictions pertaining to the Notes will be deleted). If the Company fails to cause the registration statement relating to the exchange offer to become effective within the time periods specified in the Registration Rights Agreement, the Company will be required to pay additional interest on the Notes until the registration statement is declared effective.

In addition, the Company entered into a $215.6 million Amended and Restated Credit Agreement dated as of February 13, 2009 (the “Credit Agreement”) with Wells Fargo Foothill, LLC, as the Administrative Agent, Wells Fargo Foothill, LLC and Jefferies Finance LLC, as Co-Lead Arrangers and Co-Bookrunners, and Wells Fargo Foothill, LLC and Jefferies Finance LLC as Co-Syndication Agents. The Credit Agreement provides for a term loan of $165.6 million and a revolving credit line of $50.0 million. The obligations under the Credit Agreement are unconditionally guaranteed by the Guarantors and are secured by a first lien position on substantially all assets of the Company and the Guarantors. The description of the material terms of the Credit Agreement included in Item 2.03 of this Form 8-K is incorporated by reference into this Item.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed above, on February 13, 2009, the Company announced the completion of an offering of $295.5 million in aggregate principal amount of Notes unconditionally guaranteed on a senior secured basis by the Guarantors. The Notes were sold in the United States only to accredited investors pursuant to an exemption from registration under the Securities Act, and subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.

The Notes will mature on August 15, 2011. Interest on the Notes will accrue from February 13, 2009, at a fixed interest rate of 14.0% and the Company will pay interest twice a year, on each February 15th and August 15th, beginning August 15, 2009. The Company may redeem the Notes anytime at the aggregate principal amount, plus accrued interest. The Company is required to offer to purchase the Notes at 101% of their aggregate principal amount, plus accrued interest, if it experiences a change in control as defined in the Indenture.

The obligations under the Notes are unconditionally guaranteed by the Guarantors, and are secured by a second lien security interest in substantially all of the tangible and intangible assets of the Company and the Guarantors. The obligations under the Notes are also secured by a second lien pledge of the capital stock of all of the Company’s restricted U.S. subsidiaries.

The Indenture under which the Notes have been issued contains a maximum leverage ratio covenant as well as covenants that will limit the ability of the Company and the Guarantors to, among other things: incur or guarantee additional indebtedness; create liens; pay dividends on or redeem or repurchase stock; make capital expenditures or certain types of investments; sell stock of certain of the Company’s subsidiaries; restrict dividends or other payments from the Company’s subsidiaries; enter into transactions with affiliates; sell assets or merge with other companies.

As discussed above, on February 13, 2009, the Company entered into an Amended and Restated Credit Agreement provided by Wells Fargo Foothill, LLC, as the Administrative Agent, Wells Fargo Foothill, LLC and Jefferies Finance LLC, as Co-Lead Arrangers and Co-Bookrunners, and Wells Fargo Foothill, LLC and Jefferies Finance LLC as Co-Syndication Agents. The Credit Agreement provides for a term loan in the principal amount of $165.6 million and a revolving credit line in the maximum principal amount of $50.0 million.

Interest on the term loan portion of the Credit Agreement accrues at a base rate (which is the greater of 5.50%, the Federal Funds Rate plus .50%, or Wells Fargo’s prime rate) plus a credit spread of 5.0%, or at the Company’s option, at the Eurodollar base rate of at least 3.5% plus a credit spread of 6.0%, and the entire amount of the term loan facility will mature on May 13, 2011.

Borrowings under the revolving credit line portion of the Credit Agreement bear interest at a base rate (which is the greater of 5.50%, the Federal Funds Rate plus .50%, or Wells Fargo’s prime rate) plus a credit spread of 5.0%, or at the Company’s option, at the Eurodollar base rate of at least 3.5% plus a credit spread of 6.0%. The full amount borrowed under the revolving credit line will mature on May 13, 2011.

The obligations under the Credit Agreement are unconditionally guaranteed by the Guarantors, and are secured by a first lien security interest in substantially all of the tangible and intangible assets of the Company and the Guarantors. The obligations under the Credit Agreement are also secured by a first lien pledge of the capital stock of all of the Company’s restricted U.S. subsidiaries.

The Credit Agreement contains covenants that will limit the ability of the Company and the Guarantors to, among other things, incur or guarantee additional indebtedness; create liens; make capital expenditures; pay dividends on or repurchase stock; make certain types of investments; sell stock of certain of the Company’s subsidiaries; restrict dividends or other payments from the Company’s subsidiaries; enter into transactions with affiliates; sell assets or merge with other companies. The Credit Agreement also requires compliance with several financial covenants, including a maximum leverage ratio, a maximum senior leverage ratio, and a minimum fixed charge coverage ratio.

The Company used the gross proceeds of the offering and sale of the Notes, together with borrowings under the Credit Agreement and cash on hand, to refinance its debt and pay related transaction fees and expenses. The credit line will be available for general corporate purposes. As part of the closing of the sale of the Notes and Credit Agreement, the Company repaid substantially all amounts outstanding under its 9.5% Senior Notes and 7.5% Senior Notes (together the “Senior Notes”). In addition, the Company paid a redemption premium of approximately $3.97 million in connection with the repurchase of the Senior Notes.

The description set forth above in Item 1.01 and this Item 2.03 is qualified by the Indenture governing the Notes, the Purchase Agreement, the Registration Rights Agreement, and the Credit Agreement and related documents, which are filed as exhibits herewith.

Item 8.01	Other Events.

Landry’s cash tender offers and consent solicitations for its outstanding 9.5% Senior Notes due 2014 (CUSIP No. 51508LAC7) (the “9.5% Notes”) and 7.5% Senior Notes due 2014 (CUSIP Nos. 51508LAA1 and 51508LAB9) (the “7.5% Notes” and, together with the 9.5% Notes, the “Notes”) expired at 12:01 a.m., New York City time, on February 13, 2009. As of the expiration of the offers, tenders and consents had been received with respect to $394,785,000 aggregate principal amount of the 9.5% Notes, representing approximately 99.8% of the outstanding 9.5% Notes, and $3,555,000 aggregate principal amount of the 7.5% Notes, representing approximately 82% of the outstanding 7.5% Notes. The Company paid the holders of the tendered Notes, approximately $408.0 million, including redemption premiums and accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, February 13, 2009.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed herewith:

Exhibit Number	Title of Document

10.1	Indenture, dated February 13, 2009, among the Company, the Guarantors and Deutsche Bank Trust America, as trustee.

10.2	Registration Rights Agreement, dated February 13, 2009, among the Company, the Guarantors, and the initial purchaser party thereto.

10.3	Amended and Restated Credit Agreement dated February 13, 2009 among the Company, Wells Fargo Foothill, LLC, as the Administrative Agent, Wells Fargo Foothill, LLC and Jefferies Finance LLC, as Co-Lead Arrangers and Co-Bookrunners, and Wells Fargo Foothill, LLC and Jefferies Finance LLC as Co-Syndication Agents.

10.4	Purchase Agreement, dated February 4, 2009 between the Company, the Guarantors and Jefferies & Company, Inc.

99.1	Press Release dated February 13, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landry’s Restaurants, Inc.

February 17, 2009	By:	Steven L. Scheinthal
	Name:	Steven L. Scheinthal
	Title:	EVP & General Counsel